UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY

DANIEL MILIKOWSKY

DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC

THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.

THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION

KAREN FINERMAN

DAVID R. JARDINI

ALAN CARR

FREDERIC BRACE

FIONA SCOTT MORTON

MICHAEL CHRISTODOLOU

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATHAN MILIKOWSKY

DANIEL MILIKOWSKY

DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC

THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.

THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION

KAREN FINERMAN

DAVID R. JARDINI

ALAN CARR

FREDERIC BRACE

FIONA SCOTT MORTON

MICHAEL CHRISTODOLOU

On January 23, 2015, Nathan Milikowsky, Daniel Milikowsky, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation (collectively, “Save GrafTech”) issued a press release relating to GrafTech International Ltd. (the “Company”), a copy of which is filed herewith as Exhibit 1 and incorporated by reference herein.

Important Information

Save GrafTech intends to file with the Securities and Exchange Commission (the “SEC”) and begin distributing to the stockholders of GrafTech International, Ltd. (the “Company”) a definitive proxy statement (the “Proxy Statement”) in connection with the Company’s 2015 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE SAVE GRAFTECH PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.

2

Exhibit 1

“SAVE GRAFTECH” GROUP NOMINATES FULL SLATE OF SEVEN DIRECTORS TO GRAFTECH BOARD

NEW YORK, January 23, 2015 – Save GrafTech, an investor group led by Nathan Milikowsky, a holder of over 15 million shares, or over 11.2%, of the common stock of GrafTech International Ltd. (NYSE: GTI), today sent a letter to the GrafTech Board of Directors disclosing that it has submitted a notice to nominate a full slate of seven candidates for election to the Board at the 2015 Annual Meeting.

GrafTech shareholders overwhelmingly supported the Save GrafTech nominees by an average margin greater than three-to-one at the 2014 Annual Meeting, electing the entire slate of three independent director nominees to the Board: Karen Finerman, David Jardini and Nathan Milikowsky.

In the letter, Save GrafTech details the continued strategic and operational missteps that have contributed to the Company’s downward spiral and identifies four additional independent director nominees who are qualified to oversee the necessary wholesale restructuring of the Company.

Included below is the full text of the letter to GrafTech’s Board of Directors:

January 23, 2015

Via EMail and Fed Ex

GrafTech Board of Directors

c/o Mr. Randy Carson

Chairman

GrafTech International Holdings

12900 Snow Road

Parma, Ohio 44130

Dear Fellow Directors:

As you know, at the 2014 Annual Meeting, David Jardini, Karen Finerman and I – the entire “Save GrafTech” slate – were elected to the GrafTech Board of Directors by an overwhelming majority of shareholder votes – with a clear mandate to address the strategic, operational and governance issues hurting the company’s performance and stock price. We fully expected to work collaboratively and constructively with the four other directors and implement substantial changes to improve operational efficiency, reduce corporate bureaucracy and drive shareholder returns. Unfortunately, our efforts have been met with continued resistance by an entrenched majority that prefers change at a glacial pace rather than expeditiously focusing on the significant operational restructuring required to address the pervasive issues that continue to damage the company.

We are disappointed that since becoming CEO in January 2014, Joel Hawthorne has proved incapable of addressing the serious challenges currently facing GrafTech. During his tenure, management has generally failed to meet its own forecasts, the business has suffered quarterly net losses and GrafTech has written off a $126 million investment in advanced graphite materials – all without any true accountability. GrafTech’s stock price has declined by over 60 percent in the past year alone while the demand for graphite electrodes has actually increased over that same period. Mr. Hawthorne’s failures have been tolerated by a four-person majority of the Board that is unwilling to hold management accountable for the company’s continuing underperformance, and has provided stonewalling resistance to the Save GrafTech slate of directors.

Accordingly, I have been left with no reasonable choice but to nominate a full slate of seven directors for election at GrafTech’s 2015 Annual Meeting. The four new independent directors I am proposing, along with the three incumbent “Save GrafTech” directors, have the industry, financial and restructuring expertise to lead a wholesale turnaround of the company over the next few years and, importantly, are willing to make the tough decisions to benefit all shareholders.

If elected, these nominees would take decisive action to install a first-class management team at GrafTech, including replacing Joel Hawthorne immediately with a qualified successor. I am open to discussing potential interim CEO candidates with both my fellow directors and shareholders. So long as the individual chosen has an in-depth knowledge of the steel industry and the experience necessary to restructure GrafTech’s operations, it makes no difference if the interim CEO is selected from our slate or from outside the company.

As a significant creditor of GrafTech and GrafTech’s largest individual shareholder, I am deeply concerned about the long-term success of the company and will do everything in my power to ensure it succeeds. In that context, I recently sent a letter to the Board stating my willingness to consider a partial refinancing of the $200 million of notes that come due in November, which I own together with my immediate family and individuals with whom I am closely affiliated. My willingness to consummate a refinancing on substantially better terms than otherwise available in the public market would clearly help GrafTech increase shareholder value and improve its financial position.

I would, of course, need to be comfortable with the direction and composition of GrafTech’s Board and management team before extending such a substantial investment in the company. After all, the value of my existing investment has deteriorated significantly; when I sold my companies to GrafTech in 2010, its shares were trading at $19.601 per share, more than four times the current share price. Despite this attractive refinancing proposal, the four-person majority of the Board has not accepted my overture to date.

The company’s downward spiral continues, and it is clear that GrafTech will not regain its prior market share or the trust of its shareholders and customers by continuing down the same path. At this point, it is essential to replace GrafTech’s four stonewalling directors with strong independent directors who have a shareholder orientation, deep steel industry and restructuring experience, and a firm commitment to improving GrafTech’s operating performance and corporate governance. The individuals I am nominating are among the strongest director candidates GrafTech has ever attracted, and I would be honored to work alongside them on behalf of all GrafTech shareholders. Our goal is a strong GrafTech that can provide the returns shareholders deserve, the service and pricing customers demand and a working environment employees can be proud of.

[1]	Closing price of GTI on November 30, 2010

Biographies outlining the experience and qualifications of each of the seven proposed nominees follow:

Jake Brace

Frederic (Jake) F. Brace served as President of Niko Resources Ltd., where he led the company’s restructuring and recapitalization efforts through 2014. Previously, Mr. Brace served as CFO of United Airlines where he oversaw its emergence from Chapter 11 bankruptcy. Mr. Brace has over 30 years of executive and board level experience and is presently on the board of Anixter International and Corevest Financial. Previously, he served as a member of the board of a number of public companies, including: The Great Atlantic & Pacific Tea Co., Bearing Point, SIRVA, Equant, Galileo International, and GetThere.com. Additionally, he served as Chief Administrative Officer and Chief Restructuring Officer of The Great Atlantic & Pacific Tea Company. Mr. Brace earned his B.S. in Industrial Engineering from the University of Michigan and his M.B.A. from the University of Chicago with a specialization in finance.

Alan Carr

Alan Carr is currently the CEO of Drivetrain, LLC and has nearly 20 years of experience in dealing with financially distressed companies. Mr. Carr previously worked as a corporate restructuring attorney at Skadden, Arps, Slate, Meagher & Flom LLP and as a Managing Director of Strategic Value Partners. He currently holds directorships and management positions at several companies. Mr. Carr is a graduate of Tulane Law School and has a Bachelor of Arts in Economics and Sociology from Brandeis University.

Michael Christodolou

Michael N. Christodolou is Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. Mr. Christodolou has 30 years of investment and corporate governance experience with publicly traded companies. Since 1999, Mr. Christodolou has served as a Director of Lindsay Corporation and as Chairman since 2003. In 2011 Mr. Christodolou joined the board of Quest Capital Group LLC. He has previously served as a Director and Audit Committee Chair of XTRA Corporation. Mr. Christodolou earned a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

Karen Finerman

Ms. Finerman has served as a director of GrafTech since May 2014. Ms. Finerman is the CEO of Metropolitan Capital Advisors, a New York-based investment management firm that she co-founded in 1992. She was previously the Lead Research Analyst for the Risk Arbitrage department at DLJ Securities Corp. Ms. Finerman is a permanent panelist on CNBC’s Fast Money. Ms. Finerman received her B.S. in Economics from the Wharton School of the University of Pennsylvania.

David Jardini

Mr. Jardini has served as a director of GrafTech since May 2014. Mr. Jardini co-founded C/G Electrodes with Nathan Milikowsky in 2003 and served as its President until it was sold to GrafTech in November 2010. He is currently Chairman of Black Diamond Investments, a diversified investment partnership focused on manufacturing and real estate development, President of American Gas Lamp Works LLC, and Chairman of West Salisbury Foundry and Machine Company. Mr. Jardini has over 15 years of experience in the steel and graphite electrode businesses. Mr. Jardini holds a B.A. in Economics from Swarthmore College and a Masters and Ph.D in History from Carnegie Mellon University.

Nathan Milikowsky

Mr. Milikowsky has served as a director of GrafTech since May 2014 and previously from late 2010 until March 2013. He previously served as President of Seadrift Coke and Chairman and CEO of C/G Electrodes, which he formed in 2003, before selling these companies to GrafTech. In 2003, he led a group that purchased the closed St. Mary’s, PA plant of the bankrupt predecessor and restarted the production of UHP graphite electrodes. Mr. Milikowsky has been involved in manufacturing and steel trading since 1969. Additionally, Mr. Milikowsky serves as Chairman of Premia Spine Ltd. Mr. Milikowsky is a graduate of Yale University.

Fiona M. Scott Morton

Fiona M. Scott Morton is a Professor of Economics at the Yale School of Management, where she has been on the faculty since 1999. Dr. Scott Morton was Deputy Assistant Attorney General for Economic Analysis with the Antitrust Division of the US Department of Justice from May 2011 to December 2012. She has served as the Senior Associate Dean for Faculty Development at Yale’s School of Management. Dr. Scott Morton holds a B.A. from Yale and a Ph.D. from MIT.

Now, more than ever, there is an urgent need to save GrafTech. It is imperative that the current Board publicly schedule the 2015 Annual Meeting and let shareholders decide which set of directors will best protect and increase the value of their investment in GrafTech.

Sincerely,

Nathan Milikowsky

Important Information

Nathan Milikowsky, Daniel Milikowsky, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation (collectively, “Save GrafTech”) intend to file with the Securities and Exchange Commission (the “SEC”) and begin distributing to the stockholders of GrafTech International, Ltd. (the “Company”) a definitive proxy statement (the “Proxy Statement”) in connection with the Company’s 2015 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE SAVE GRAFTECH PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.

Media:

George Sard/Renée Soto/Jared Levy

Sard Verbinnen & Co

(212) 687-8080